Exhibit 99.1

TABLE VI

(UNAUDITED)

ACQUISITIONS OF PROPERTIES BY PROGRAM

Table VI presents information concerning the acquisition of real properties by the public programs with similar investment objectives sponsored by affiliates of CNL for the period January 1, 2009 to December 31, 2011. This information is intended to assist the prospective investor in evaluating the terms involved in acquisitions by such prior programs.

Property name and location	Type of property	Gross leasable space (sq. ft.) or number of units (Note 1)	Date of purchase	Mortgage financing at date of purchase	Contract purchase price plus acquisition fee (Note 4)	Other cash expenditures expensed	Other cash expenditures capitalized	Total acquisition cost (Note 2)
CNL LIFESTYLE PROPERTIES, INC.

Jiminy Peak Mountain Resort – Hancock, Massachusetts	Ski and Mountain Lifestyle	800 skiable acres, eight chairlifts; fee interest	01/27/09	$—	$27,000,000	$281,800	$—	$27,281,800

Stevens Pass – King County, Washington	Ski and Mountain Lifestyle	1,125, skiable acres, 10 chairlifts; fee interest and special use permit	11/17/11	$—	$20,475,000	$143,000	$—	$20,618,000

Wet’nWild Hawaii – Honolulu, Hawaii	Attractions	29-acre waterpark; leasehold interest	05/06/09	$—	$25,800,000	$368,000	$—	$26,168,000

Pacific Park – Santa Monica, California	Attractions	2-acre theme park; leasehold interest	12/29/10	$—	$34,000,000	$514,000	$—	$34,514,000

Anacapa Isle Marina – Oxnard, California	Marinas	438 wet slips; leasehold interest	03/12/10	$—	$9,829,000	$286,250	$—	$10,115,250

Ballena Isle Marina – Alameda, California	Marinas	504 wet slips; leasehold interest	03/12/10	$—	$8,179,000	$286,250	$—	$8,465,250

Cabrillo Isle Marina – San Diego, California	Marinas	438 wet slips; leasehold interest	03/12/10	$—	$20,575,000	$286,250	$—	$20,861,250

Ventura Isle Marina – Ventura, California	Marinas	579 slips; leasehold interest	03/12/10	$—	$16,417,000	$286,250	$—	$16,703,250

Bohemia Vista Yacht Basin – Chesapeake City, Maryland	Marinas	239 wet slips; fee interest	05/20/10	$—	$4,970,000	$94,000	$—	$5,064,000

Hack’s Point Marina – Earleville, Maryland	Marinas	239 wet slips; fee interest	05/20/10	$—	$2,030,000	$94,000	$—	$2,124,000

Culpepper Place at Branson Meadows – Branson, Missouri	Senior Housing	65 residential units	08/31/11	$—	$9,850,000	$155,000	$—	$10,005,000

Property name and location	Type of property	Gross leasable space (sq. ft.) or number of units (Note 1)	Date of purchase	Mortgage financing at date of purchase		Contract purchase price plus acquisition fee (Note 4)	Other cash expenditures expensed		Other cash expenditures capitalized		Total acquisition cost (Note 2)
Culpepper Place at Chesterfield Village – Springfield, Missouri	Senior Housing	80 residential units	08/31/11		$—	$12,200,00		$155,000		$—	$12,355,000

Culpepper Place at Nevada – Nevada, Missouri	Senior Housing	31 residential units	08/31/11		$—	$425,000		$155,000		$—	$580,000

Culpepper Place at Springdale – Springdale, Arkansas	Senior Housing	59 residential units	08/31/11		$—	$8,850,000		$155,000		$—	$9,005,000

Culpepper Place of Springfield – Springfield, Missouri	Senior Housing	61 residential units	08/31/11		$—	$7,725,000		$155,000		$—	$7,800,000

Culpepper Place of Jonesboro – Jonesboro, Arkansas	Senior Housing	61 residential units	08/31/11		$—	$7,950,000		$155,000		$—	$8,105,000

Town Center Village – Portland, Oregon	Senior Housing	338 residential units	08/31/11		$—	$40,967,000		$562,000		$—	$41,529,000

Grand Victorian of Pekin – Pekin, Illinois	Senior Housing	61 residential units	12/29/11		$—	$9,930,000		$26,000		$—	$9,956,000

Grand Victorian of Sterling – Sterling, Illinois	Senior Housing	61 residential units	12/29/11		$—	$9,700,000		$26,000		$—	$9,726,000

Grand Victorian of Washington – Washington, Illinois	Senior Housing	61 residential units	12/29/11		$—	$11,120,000		$26,000		$—	$11,146,000

Great Wolf Lodge – Sandusky – Sandusky, Ohio	Hotels	271-room waterpark resort	08/06/09		$—	$43,400,000		$69,300		$—	$43,469,300

Great Wolf Lodge – Wisconsin Dells – Wisconsin Dells, Wisconsin	Hotels	309-room waterpark resort	08/06/09		$—	$46,900,000		$69,300		$—	$46,969,300

The Omni Mount Washington Resort – Bretton Woods, New Hampshire	Hotels	One golf facility, resort amenities and development land	08/12/11		$—	$10,500,000		$341,000		$—	$10,841,000

Granby Development Lands – Granby, Colorado	Other	1,553 acres with infrastructure and improvements such as roads, water, sewer, golf course in various stages of completion	10/29/09		$—	$51,255,000		$600		$—	$51,255,600

GLOBAL GROWTH TRUST, INC.

Long Point Property – Mount Pleasant, South Carolina	Multi- family development	(Note 3)	05/20/11	$	(Note 3)	$3,880,000 (Note 3)	$	(Note 3)	$	(Note 3)	$3,880,000

Gwinnett Center – Duluth, Georgia	Multi-tenant three building office complex	264,000	10/17/11		$7,000,000	$14,361,000		$172,000		$—	$14,533,000

GLOBAL INCOME TRUST, INC.

Austin Property – Pflugerville, Texas	Light industrial building	51,000	06/08/11		$2,820,000	$4,634,000		$74,000		$—	$4,708,000
Heritage Commons III – Fort Worth, Texas	Office building	119,000	06/28/11		$12,400,000	$19,097,000		$127,000		$—	$19,224,000

Heritage Commons IV – Fort Worth, Texas	Office building	164,000	10/27/11		$24,500,000	$31,574,000		$183,000		$—	$31,757,000

FOOTNOTES:

Note 1:	The types of properties acquired and leased by CNL Lifestyle Properties, Inc. are generally operating properties and are not meaningfully described in terms of number of units or leasable square footage. Therefore, a brief description of the properties are presented to assist a prospective investor in evaluating the characteristics and magnitude of the property acquisitions.
Note 2:	Amounts used for acquisitions were derived from offering proceeds from stockholders and, in the case of CNL Lifestyle Properties, Inc., net sales proceeds reinvested in other properties. Amounts were also advanced under each company’s line of credit or through permanent financing to facilitate the acquisition of certain of these properties.
Note 3:	The Long Point Property is a development project of a 258 unit Class A garden style apartment community. The Long Point Joint Venture entered into a development agreement with a maximum development budget of approximately $28.6 million. Development is expected to be completed in stages between the second and fourth quarters of 2012. In connection with the development of the property, the Long Point Joint Venture obtained a construction loan with an aggregate principal amount available for construction draws under the loan of $21.4 million. No amounts were drawn at the date of acquisition. Additionally, approximately $0.1 million of acquisition expenses were capitalized related to the Long Point Property acquisition.
Note 4:	Contract purchase price plus acquisition fees for Global Growth Trust, Inc. and Global Income Trust, Inc., includes the 1.85% investment service fee paid to their respective advisor. The investment services fee has been expensed and has been included in acquisition fees and expenses on the respective consolidated statement of operations.